Exhibit 21

HCI GROUP, INC.

Subsidiaries

As of December 31, 2013, the Company had the following active subsidiaries:

State or Sovereign Power
Wholly-owned subsidiaries of HCI Group, Inc.	of Incorporation
Homeowners Choice Property & Casualty Insurance Company, Inc.	Florida
Homeowners Choice Managers, Inc.	Florida
Claddaugh Casualty Insurance Company Ltd.	Bermuda
Cypress Property Management Services, Inc.	Florida
Cypress Claims Services, Inc.	Florida
Cypress Tech Development Company, Inc.	Florida
Exzeo USA, Inc.	Florida
HCI Technical Resources, Inc.	Florida
Greenleaf Capital LLC (formerly known as HCI Holdings LLC)	Florida
Homeowners Choice Assurance Company, Inc.	Alabama
Omega Insurance Agency, Inc.	Florida
Southern Administration, Inc.	Florida

Wholly-owned subsidiary of Homeowners Choice	State or Sovereign Power
Property & Casualty Insurance Company, Inc.	of Incorporation
HCPCI Holdings LLC	Florida

State or Sovereign Power
Wholly-owned subsidiary of HCI Technical Resources, Inc.	of Incorporation
Unthink Technologies Private Limited	India

State or Sovereign Power
Wholly-owned subsidiaries of Greenleaf Capital LLC	of Incorporation
Gators on the Pass Holdings, LLC	Florida
John’s Pass Marina Investment Holdings, LLC	Florida
JP Beach Holdings, LLC	Florida
Pass Investment Holdings, LLC	Florida
TI Marina Company, Inc.	Florida
Treasure Island Restaurant Company, Inc.	Florida
TV Investment Holdings LLC	Florida
Silver Springs Property Investments LLC	Florida

State or Sovereign Power
Wholly-owned subsidiary of Cypress Tech Development Company, Inc.	of Incorporation
Exzeo Software Private Limited	India